                                                                    EXHIBIT 99.1


              HOLLIS-EDEN COMPLETES $11.5 MILLION PRIVATE PLACEMENT

     SAN DIEGO, Dec. 13 -- Hollis-Eden Pharmaceuticals, Inc. (Nasdaq:HEPH) announced today that it has raised $11.5 million in gross proceeds from the sale of 1.28 million shares of newly issued Hollis-Eden common stock in a private placement at a price of $9.00 per share. Hollis-Eden also issued to the investors warrants to purchase up to 128,000 shares of common stock having an exercise price of $12.00 per share. The warrants are exercisable in cash for a period of two years. The investors are comprised of a group of qualified institutional buyers and institutional accredited investors. The Company intends to use these funds primarily to conduct clinical trials with its immune regulating hormones in a number of indications.

     Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, engaged in the development of products for the treatment of infectious diseases and immune systems disorders.

     The securities sold in this offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete clinical trials and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.